Exhibit 10.56

THIS AGREEMENT made as of the 1st day of January, 2011.

B E T W E E N :

XTRA-GOLD RESOURCES CORP.,
a corporation incorporated under the laws of the
State of Nevada, having an office at
Suite 301, 360 Bay Street,
Toronto, Ontario, M5H 2V6

(hereinafter referred to as the “Corporation”)

OF THE FIRST PART

- and -

PAUL ZYLA,
428 Aspen Forest Drive
Oakville, Ontario, L6S 6H5

(hereinafter referred to as “Zyla”)

OF THE SECOND PART

WHEREAS the Corporation is a Nevada corporation engaged in the exploration of gold properties (the “Business”) and is desirous of obtaining from Zyla managerial and other services on the basis hereinafter provided;

AND WHEREAS Zyla was appointed President and Chief Executive Officer of the Corporation on May 31, 2010 and is a qualified executive prepared to provide the services specified herein to the Corporation;

WITNESSETH that in consideration of the covenants, agreements and warranties herein set forth and for other good and valuable consideration, the parties hereto respectively covenant and agree as follows:

1. Services to be Provided by Zyla. The Corporation hereby engages Zyla as a consultant to provide to the Corporation the services of President and Chief Executive Officer (the “Services”) and Zyla hereby agrees to provide the Services to the Corporation upon the various terms and conditions hereinafter set forth.

2. Covenants and Authority of Zyla. Zyla covenants and agrees that he shall, during the term of this Agreement:

(a) undertake such duties and exercise such powers as may be requested of Zyla by the board of directors of the Corporation (the “Board”) from time to time;

(b) well and faithfully serve the Corporation and use his best efforts to promote the interests thereof; and

(c) conform to all lawful instructions and directions given to him by the Board and obey and carry out the by-laws of the Corporation.

3. Zyla shall have, subject always to the general or specific instructions and directions of the Board, full power and authority to manage and direct the business and affairs of the Corporation (except only the matters and duties as by law must be transacted or performed by the Board or by the shareholders of the Corporation in a general or special meeting), including power and authority to enter into contracts, engagement or commitments of every nature or kind in the name of and on behalf of the Corporation as authorized by the Board.

4. Term. The term of this Agreement is one (1) year commencing on January 1, 2011 and ending on December 31, 2011 (the “Term”) unless terminated earlier in accordance with paragraph 6 below. The Term of this Agreement may only be renewed by written agreement of the parties hereto. If the parties have not reached a written agreement with respect to any renewal of the Term of this Agreement on or before November 30, 2011, then, unless otherwise agreed to in writing, they each shall be entitled to act on the assumption that this Agreement shall expire at the end of the Term. Upon expiry of the Term, Zyla shall have no further entitlements with respect to the Fees set forth in paragraph 5 hereunder.

5. Compensation. Zyla shall be compensated for his services under this Agreement on the following basis:

(a) Zyla shall be paid a management consulting fee of CAD$3,000.00 (the “Fees”) on a monthly basis on the last day of each month during the Term.

(b) Zyla shall be reimbursed for all expenses incurred in performing his obligations under this Agreement which are supported by written invoices, expense reports, vouchers or other evidences of payment; and

(c) Zyla shall be entitled to receive grants of stock options from time to time pursuant to the Corporation’s stock option plan.

6. Termination. Either party may terminate this Agreement at any time during the Term without reason or cause by providing the other party with 30 days’ written notice of such termination, which notice may be waived in whole or in part by the other party.

7. Confidential Information. Zyla shall not at any time during the terms of this Agreement, or at any time thereafter, use or disclose proprietary information of the Corporation without the written authorization of the Corporation.

8. Governing Law. This Agreement shall be constructed and interpreted in accordance with laws of the State of Nevada and the federal laws of the United States of America applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the State of Nevada with respect to any matters arising out of this Agreement.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the engagement of Zyla’s Services and any and all previous arrangements, written or oral, express or implied, between the parties or on their behalf, relating to the engagement of Zyla’s Services by the Corporation are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any such agreement.

10. Severability. If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision is deemed to be separate, distinct and severable.

11. Enurement. This Agreement shall enure to the benefit of and be binding upon Zyla and his heirs, executors and administrators and upon the Corporation and its successors and assigns.

12. Amendment of Agreement. This Agreement may be amended only by an instrument in writing signed by both parties.

13. Waiver. Neither party may waive or shall be deemed to have waived any right it has under this Agreement (including under this section) except to the extent that such waiver is in writing.

14. Assignment of Agreement. The rights of Zyla hereunder are not assignable or otherwise transferable by Zyla.

15. Independent Legal Advice. Zyla acknowledges that he has executed this Agreement after receiving independent legal and accounting advice and, in that connection, he has been advised by both his accountants and his legal representatives that all of the provisions of this Agreement are reasonable and enforceable in accordance with their respective terms.

16. Execution of Agreement. This Agreement may be signed by the parties hereto in counterpart, each of which counterpart when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the execution date as set forth in this Agreement. This Agreement may be executed by facsimile and such facsimile or facsimiles shall be deemed to represent the original Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED, SEALED AND DELIVERED	)		XTRA-GOLD RESOURCES CORP.
in the presence of	)
)
)
	)	Per:	/s/ John C. Ross
	)		John C. Ross Chief Financial Officer
)
)
/s/ Kevin Coombes	)
	)		/s/ Paul N. Zyla
Signature of Witness	)		PAUL N. ZYLA
)
Kevin Coombes	)
Print Name	)